UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2011

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 27, 2011, AEP Industries Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) for the purchase of substantially all of the assets and specified liabilities of Webster Industries (“Webster”), a privately-held national manufacturer and distributor of retail and institutional private label food and trash bags, in a cash transaction valued at approximately $28.4 million, subject to a post-closing working capital adjustment. Webster constitutes the operating division of Chelsea Industries, Inc. and its subsidiaries. The Company anticipates funding the cash purchase price with cash on hand and availability under its existing revolving credit facility.

The post-closing working capital adjustment is based on Webster’s net current assets. Approximately five business days prior to closing, the parties will estimate Webster’s net current assets as of September 24, 2011 and the cash purchase price will be adjusted downward or upward if the estimated net current assets as of such date are less or greater than, respectively, $33.2 million (the target net current asset amount). Subsequent to closing, the parties will determine the actual net current assets as of closing, with a further purchase price adjustment downward (up to a maximum of 5% of the purchase price as of closing) if the final net current assets is less than, or upward if the final net current assets is greater than, the estimated net current assets. 5% of the purchase price will be held in escrow at closing until the final net current asset adjustment is determined.

The Agreement contains customary indemnity provisions, including a threshold of $300,000 (with losses payable from the first dollar) and a cap of 17.5% of the purchase price, in each case with respect to breaches by Sellers of specified representations and warranties. 17.5% of the purchase price will be held in escrow at closing, with specified amounts released after approximately 18 months and three years after closing, with all remaining amounts released four years after closing.

The closing of transactions contemplated by the Agreement is subject to certain closing conditions set forth in the Agreement, including third party consents and the completion of Phase 1 environmental reports to the satisfaction of the Company. Either party may terminate the Agreement by November 7, 2011 unless such party’s willful failure to fulfill any obligation under the Agreement is the primary cause of, or results in, the failure of the closing not to have occurred. The transaction is expected to close over the next two to three weeks.

The assertions embodied in the representations and warranties made in the Agreement are made solely for purposes of such Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Agreement. Moreover, some of those representations and warranties may have only been true at a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and CI Holdings Corp. and its subsidiaries rather than establishing matters of facts. Our stockholders are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of our company or of Webster.

The foregoing summary of the Agreement and the transactions contemplated thereby is qualified in its entirety by the Agreement attached hereto as Exhibit 2.1, which is incorporated by reference herein.

Item 8.01.	Other Events

On September 27, 2011, the Company issued a press release announcing that the Company entered into a definitive agreement to acquire substantially all of the assets and specified liabilities of Webster. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

2.1*	Asset Purchase Agreement, dated as of September 27, 2011, by and among CI Holdings Corp., Chelsea Industries, Inc., Bes-Pak & Company, Inc., FESC Corp., RSMC, Inc. and AEP Industries Inc.

99.1	Press release, dated September 27, 2011.

*	The Company agrees to furnish any omitted schedules and exhibits upon the request of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: September 27, 2011	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

Exhibit List

Exhibit	Description

2.1*	Asset Purchase Agreement, dated as of September 27, 2011, by and among CI Holdings Corp., Chelsea Industries, Inc., Bes-Pak & Company, Inc., FESC Corp., RSMC, Inc. and AEP Industries Inc.

99.1	Press release, dated September 27, 2011.

*	The Company agrees to furnish any omitted schedules and exhibits upon the request of the Securities and Exchange Commission.

5